File No. 812-15317

Before the

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

In the Matter of the Application of:

BLACKSTONE FLOATING RATE ENHANCED INCOME FUND, BLACKSTONE LONG-SHORT CREDIT INCOME FUND, BLACKSTONE PRIVATE CREDIT FUND, BLACKSTONE SENIOR FLOATING RATE TERM FUND, BLACKSTONE STRATEGIC CREDIT FUND, BLACKSTONE SECURED LENDING FUND, BLACKSTONE LIQUID CREDIT STRATEGIES LLC, BLACKSTONE CREDIT BDC ADVISORS LLC, BLACKSTONE ALTERNATIVE CREDIT ADVISORS LP, BLACKSTONE LIQUID CREDIT ADVISORS I LLC, BLACKSTONE LIQUID CREDIT ADVISORS II LLC, BLACKSTONE MEZZANINE ADVISORS L.P., BLACKSTONE CLO MANAGEMENT LLC (MANAGEMENT SERIES), BLACKSTONE IRELAND LIMITED, BLACKSTONE IRELAND FUND MANAGEMENT LIMITED, G QCM SCSP, GSO BARRE DES ECRINS FUND I SCSP, GSO BARRE DES ECRINS FUND II SCSP, GSO BARRE DES ECRINS MASTER FUND SCSP, BSOF MASTER FUND II L.P., BSOF MASTER FUND L.P., BSOF PARALLEL MASTER FUND L.P., ALLEGANY PARK CLO, LTD., BEECHWOOD PARK CLO, LTD., BLACKSTONE EUROPEAN SENIOR LOAN FUND, BLACKSTONE / GSO GLOBAL DYNAMIC CREDIT MASTER FUND, BLACKSTONE SECURED TRUST LTD, BLACKSTONE SECURITIES PARTNERS L.P., BLACKSTONE HPPI CLO FUND FCP-RAIF, BLACKSTONE HOLDINGS I L.P., BLACKSTONE HOLDINGS II L.P., BLACKSTONE HOLDINGS III L.P., BLACKSTONE HOLDINGS IV L.P., BLACKSTONE HOLDINGS FINANCE CO, L.L.C., BLACKSTONE US LOAN MASTER FUND, BLACKSTONE TREASURY HOLDINGS II LLC, BLACKSTONE CLO OPPORTUNITY MASTER FUND LP, BOWMAN PARK CLO, LTD., BRISTOL PARK CLO, LTD., BUCKHORN PARK CLO, LTD., BURNHAM PARK CLO, LTD., BUTTERMILK PARK CLO, LTD., BCRED TWIN PEAKS LLC, BCRED SIRIS PEAK FUNDING LLC, BCRED DENALI PEAK FUNDING LLC, BXC JADE TOPCO 1 LP, BXC JADE TOPCO 2 LP, BXC JADE TOPCO 3 LP, BXC JADE TOPCO 4 LP, CARYSFORT PARK CLO DAC, CASTLE PARK CLO DESIGNATED ACTIVITY COMPANY, CATSKILL PARK CLO, LTD., CAYUGA PARK CLO, LTD., CHENANGO PARK CLO, LTD., CIRRUS FUNDING 2018-1, LTD., CLARINDA PARK CLO DESIGNATED ACTIVITY COMPANY, CLONTARF PARK CLO DESIGNATED ACTIVITY COMPANY, COLE PARK CLO LIMITED, COOK PARK CLO, LTD., CROSTHWAITE PARK CLO DESIGNATED ACTIVITY COMPANY, CUMBERLAND PARK CLO, LTD., DARTRY PARK CLO DESIGNATED ACTIVITY COMPANY, DEER PARK CLO DAC, DEWOLF PARK CLO, LTD., DIAMOND CLO 2018-1 LTD., DIAMOND CLO 2019-1 LTD., DORCHESTER PARK CLO DESIGNATED ACTIVITY COMPANY, DUNEDIN PARK CLO DESIGNATED ACTIVITY COMPANY, ELM PARK CLO DESIGNATED ACTIVITY COMPANY, EMERALD DIRECT LENDING 1 LIMITED PARTNERSHIP, EMERALD DIRECT LENDING 2 LIMITED PARTNERSHIP, EMERALD TOPCO LP, EMERSON PARK CLO, LTD., FILLMORE PARK CLO, LTD., FLEET STREET AUTO 2020 LP, GILBERT PARK CLO, LTD., GN LOAN FUND LP, GREENWOOD PARK CLO, LTD., GRIFFITH PARK CLO DESIGNATED ACTIVITY COMPANY, GRIPPEN PARK CLO, LTD., BLACKSTONE SENIOR FLOATING RATE OPPORTUNITY FUND LP, GSO AIGUILLE DES GRANDS MONTETS FUND I LP, GSO AIGUILLE DES GRANDS MONTETS FUND II LP, GSO AIGUILLE DES GRANDS MONTETS FUND III LP, GSO CAPITAL OPPORTUNITIES FUND III LP, BLACKSTONE CAPITAL OPPORTUNITIES FUND IV LP, GSO CAPITAL SOLUTIONS FUND II LP, GSO CAPITAL SOLUTIONS FUND III LP, GSO CHURCHILL PARTNERS II LP, GSO CHURCHILL PARTNERS LP, GSO COF

III CO-INVESTMENT FUND LP, BLACKSTONE COF IV CO-INVESTMENT FUND LP, GSO CO-INVESTMENT FUND-D LP, GSO CREDIT ALPHA DIVERSIFIED ALTERNATIVES LP, GSO CREDIT ALPHA FUND II LP, GSO CREDIT ALPHA FUND LP, GSO CREDIT-A PARTNERS LP, GSO DIAMOND PORTFOLIO FUND LP, GSO DIRECT LENDING FUND-D LP, GSO ENERGY LENDING FUND-A ONSHORE LP, GSO ENERGY LENDING FUND-A OVERSEAS LP, GSO ENERGY PARTNERS-A LP, GSO ENERGY PARTNERS-B LP, GSO ENERGY PARTNERS-C II LP, GSO ENERGY PARTNERS-C LP, GSO ENERGY PARTNERS-D LP, GSO ENERGY PARTNERS-E LP, GSO ENERGY SELECT OPPORTUNITIES FUND II LP, GSO ENERGY SELECT OPPORTUNITIES FUND LP, GSO EUROPEAN SENIOR DEBT FUND II LP, GSO EUROPEAN SENIOR DEBT FUND LP, GSO EUROPEAN SENIOR DEBT FUND II LEVERED EEA SCSP, GSO EUROPEAN SENIOR DEBT FUND II EEA SCSP, GSO HARRINGTON CREDIT ALPHA FUND L.P., GSO JASMINE PARTNERS LP, GSO ORCHID FUND LP, GSO PALMETTO OPPORTUNISTIC INVESTMENT PARTNERS LP, GSO PALMETTO STRATEGIC PARTNERSHIP, L.P., GSO RP HOLDINGS LP, GSO SJ PARTNERS LP, GSO SPECIAL SITUATIONS MASTER FUND LP, HARBOR PARK CLO, LTD., HARRIMAN PARK CLO, LTD., HOLLAND PARK CLO DESIGNATED ACTIVITY COMPANY, JAY PARK CLO, LTD., LONG POINT PARK CLO, LTD., MAPLE PARK CLO, LTD., MARLAY PARK CLO DESIGNATED ACTIVITY COMPANY, MARINO PARK CLO DAC, MILLTOWN PARK CLO DESIGNATED ACTIVITY COMPANY, MYERS PARK CLO, LTD., NIAGARA PARK CLO, LTD., ORWELL PARK CLO DESIGNATED ACTIVITY COMPANY, PALMERSTON PARK CLO DESIGNATED ACTIVITY COMPANY, PHOENIX PARK CLO DESIGNATED ACTIVITY COMPANY, REESE PARK CLO, LTD., RICHMOND PARK CLO DESIGNATED ACTIVITY COMPANY, SEAPOINT PARK CLO DESIGNATED ACTIVITY COMPANY, SENECA PARK CLO, LTD., SORRENTO PARK CLO DESIGNATED ACTIVITY COMPANY, SOUTHWICK PARK CLO, LTD., STRATUS CLO 2020-2, LTD., STEWART PARK CLO, LTD., SUTTON PARK CLO DESIGNATED ACTIVITY COMPANY, TACONIC PARK CLO, LTD., THACHER PARK CLO, LTD., THAYER PARK CLO, LTD., THOMPSON PARK CLO, LTD., TREMAN PARK CLO, LTD., TRYON PARK CLO, LTD., TYMON PARK CLO DESIGNATED ACTIVITY COMPANY, VESEY PARK CLO DAC, WEBSTER PARK CLO, LTD., WESTCOTT PARK CLO, LTD., WILLOW PARK CLO DESIGNATED ACTIVITY COMPANY, BLACKSTONE GREEN PRIVATE CREDIT FUND III (LUX) FEEDER SCSP, BLACKSTONE GREEN PRIVATE CREDIT FUND III (LUX) SCSP, BOYCE PARK CLO, LTD., NYACK PARK CLO, LTD., BETHPAGE PARK CLO, LTD., KING’S PARK CLO, LTD., CABINTEELY PARK CLO DAC, STRATUS CLO 2021-2, LTD., STRATUS CLO 2021-1, LTD., STRATUS CLO 2021-3, LTD., BASSWOOD PARK CLO, LTD., TALLMAN PARK CLO, LTD., WHETSTONE PARK CLO, LTD., WELLMAN PARK CLO, LTD., POINT AU ROCHE PARK CLO, LTD., ROCKLAND PARK CLO, LTD., ROCKFIELD PARK CLO DAC, PEACE PARK CLO, LTD., DILLON’S PARK CLO DAC, OTRANTO PARK CLO DAC, BXC ARMADILLO CO-INVESTMENT FUND-D LP, BXC AZUL SUPER TOPCO LP, BXC JADE SUPER TOPCO LP, BX SHIPSTON SCSP, BX SHIPSTON I SARL, BX SHIPSTON DIRECT LENDING SCSP, BXC SPACE TOPCO LP, BXC SAPPHIRE TOPCO LP, BXC CYAN TOPCO LP, BXC COBALT TOPCO LP, BXC AEGEAN TOPCO LP, BXC AZURE TOPCO LP, BXC JADE TOPCO 5-B LP, BXC JADE TOPCO 6-B LP, BXC JADE TOPCO 7-B LP, BXC JADE TOPCO 8-B LP, BXC JADE TOPCO 9-B LP, BXC JADE TOPCO 10-B LP

345 Park Avenue

New York, NY 10154

(212) 583-5000

AMENDMENT NO. 1 TO APPLICATION FOR AN ORDER TO AMEND A PRIOR ORDER

UNDER SECTIONS 17(d) AND 57(i) OF

THE INVESTMENT COMPANY ACT OF

1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY

SECTIONS 17(d) AND 57(a)(4) OF THE INVESTMENT COMPANY ACT OF

1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

All Communications, Notices and Orders to:

Marisa J. Beeney, Esq.

Blackstone Alternative Credit Advisors LP

345 Park Avenue, 31st Floor

New York, NY 10154

Copies to:

Rajib Chanda, Esq.

Christopher Healey, Esq.

Simpson Thacher & Bartlett LLP

900 G Street, NW

Washington, DC 20001

Rajib.Chanda@stblaw.com

Christopher.Healey@stblaw.com

April 29, 2022

I. INTRODUCTION

A. Summary of Application

On November 29, 2021, the Securities and Exchange Commission (the “Commission”) issued an order under Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”),1 and Rule 17d-1 thereunder, permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder, as described more fully therein (the “Prior Order”).2 The Prior Order permits certain business development companies and closed-end management investment companies to co-invest in portfolio companies with each other and with affiliated investment entities.

The Applicants (defined below) hereby seek an amended order (the “Amended Order”) from the Commission under Section 57(i) of the 1940 Act, and Rule 17d-1 thereunder to amend the term “Follow-On Investment” to mean (i) with respect to a Regulated Fund, an additional investment in the same issuer in which the Regulated Fund is currently invested; or (ii) with respect to an Affiliated Investor, (X) an additional investment in the same issuer in which the Affiliated Investor and at least one Regulated Fund are currently invested; or (Y) an investment in an issuer in which at least one Regulated Fund is currently invested but in which the Affiliated Investor does not currently have an investment.

B. Applicants

•

Blackstone Floating Rate Enhanced Income Fund (“BGFLX”), a Delaware statutory trust structured as an externally managed, diversified, closed-end management investment company. BLCS (defined below) serves as investment adviser to BGFLX;

•

Blackstone Long-Short Credit Income Fund (“BGX”) is a Delaware statutory trust structured as an externally managed, diversified, closed-end management investment company. BLCS (defined below) serves as investment adviser to BGX;

•

Blackstone Private Credit Fund (“BCRED”) is a Delaware statutory trust structured as a non-diversified, closed-end management investment company that has elected to be regulated as a business development company (“BDC”). BCBA (defined below) serves as investment adviser to BCRED;

•

Blackstone Senior Floating Rate Term Fund (“BSL”) is a Delaware statutory trust structured as an externally managed, diversified, closed-end management investment company. BLCS (defined below) serves as investment adviser to BSL;

•

Blackstone Strategic Credit Fund (“BGB”) is a Delaware statutory trust structured as an externally managed, diversified, closed-end management investment company. BLCS (defined below) serves as investment adviser to BGB;

•

Blackstone Secured Lending Fund (“BXSL,” and together with BGFLX, BGX, BCRED, BSL, BGB, the “Blackstone Credit Regulated Funds”) is a Delaware statutory trust that has elected to be regulated as a BDC. BCBA (defined below) serves as investment adviser to BXSL;

[1]	Unless otherwise indicated, all section and rule references herein are to the 1940 Act and rules promulgated thereunder.
[2]	See Blackstone / GSO Floating Rate Enhanced Income Fund, et al. (File No. 812-15135) Investment Company Act Rel. Nos. 34412 (November 1, 2021) (notice) and 34427 (November 29, 2021) (order).

•	Blackstone Liquid Credit Strategies LLC (“BLCS”) is a Delaware limited liability company and the investment adviser to BGFLX, BGX, BSL and BGB;

•	Blackstone Credit BDC Advisors LLC (“BCBA”) is a Delaware limited liability company and the investment adviser to BCRED and BXSL;

•	The investment advisers operating in Blackstone’s4 credit-focused group (“Blackstone Credit”), set forth in Schedule A hereto (together with BLCS and BCBA, the “Blackstone Credit Advisers”)

•

Certain Affiliated Proprietary Accounts of a Blackstone Credit Adviser or its affiliates identified in Appendix A or any company that is an indirect, wholly- or majority-owned subsidiary of a Blackstone Credit Adviser or its affiliates, which, from time to time, may hold various financial assets in a principal capacity; and

•

The investment vehicles identified in Appendix A, other than the Blackstone Credit Advisers and Affiliated Proprietary Accounts (the “Existing Affiliated Funds” and, together with the Regulated Funds, Blackstone Credit Advisers and Affiliated Proprietary Accounts, the “Applicants”).

All Applicants are eligible to rely on the Prior Order5.

C. Defined Terms

Except as stated herein, defined terms used in this application (the “Application”) have the same meanings provided in the application for the Prior Order, as amended and restated (the “Prior Application”)6.

“Follow-On Investment” means (i) with respect to a Regulated Fund, an additional investment in the same issuer in which the Regulated Fund is currently invested; or (ii) with respect to an Affiliated Investor, (X) an additional investment in the same issuer in which the Affiliated Investor and at least one Regulated Fund are currently invested; or (Y) an investment in an issuer in which at least one Regulated Fund is currently invested but in which the Affiliated Investor does not currently have an investment. An investment in an issuer includes, but is not limited to, the exercise of warrants, conversion privileges or other rights to purchase securities of the issuer.

II. APPLICANTS’ PROPOSAL

The Amended Order, if granted, would expand the relief provided in the Prior Order to permit Affiliated Investors to participate in Follow-On Investments in issuers in which at least one Regulated Fund is invested, but such Affiliated Investors are not invested. This relief would not permit Follow-On Investments by Regulated Funds that are not invested in the issuer. The requested relief is based on the temporary relief granted by the Commission on April 8, 20207.

III. STATEMENT IN SUPPORT OF RELIEF REQUESTED

Except as stated herein, the disclosure in Section III, “Request for Order,” of the Prior Application is equally applicable to this Application.

IV. CONDITIONS

Except as stated herein, the Conditions of the Prior Order, as stated in Section III-G of the Prior Application, will remain in effect. Any language in the Conditions of the Prior Order stating that an Affiliated Investor is required to have an existing investment in an issuer and/or needs to have previously participated in a Co-Investment Transaction with respect to such issuer in order to participate in a Follow-On Investment shall be deemed removed if the Amended Order is granted.

[4]	The term “Blackstone” means Blackstone Inc.
[5]

All existing entities that currently rely on the Prior Order and intend to rely on the Amended Order have been named as applicants and any existing or future entities that may rely on the Amended Order in the future will comply with the terms and conditions of the Amended Order as set forth in or incorporated into this Application.

[6]	See Blackstone / GSO Floating Rate Enhanced Income Fund, et al. (File No. 812-15135) (July 15, 2021) (application).
[7]

BDC Temporary Exemptive Order, Investment Company Act Rel. Nos. 33837 (April 8, 2020) (order) (extension granted on January 5, 2021 and further extension granted on April 22, 2021) (the “Temporary Relief”).

V. PROCEDURAL MATTERS

Applicants file this Application in accordance with Rule 0-2 under the 1940 Act. Pursuant to Rule 0-2(f) under the 1940 Act, Applicants state that their address is indicated on the cover page of this Application. Applicants further request that all communications concerning this Application should be directed and copied to the persons listed on the cover page of the Application.

In accordance with Rule 0-2(c) under the 1940 Act, Applicants state that all actions necessary to authorize the execution and filing of this Application have been taken, and the persons signing and filing this document are authorized to do so on behalf of Applicants pursuant to their corporate organizational documents, and in the case of the Trust, the attached resolutions. Applicants also have attached the verifications required by Rule 0-2(d) under the 1940 Act.

In accordance with Rule 0-5 under the 1940 Act, Applicants request that the Commission issue the requested Amended Order without holding a hearing.

All requirements for the execution and filing of this Application in the name and on behalf of each Applicant by the undersigned have been complied with and the undersigned is fully authorized to do so and has duly executed this Application as of this 29th day of April, 2022.

BLACKSTONE FLOATING RATE ENHANCED INCOME FUND
BLACKSTONE LONG-SHORT CREDIT INCOME FUND
BLACKSTONE SENIOR FLOATING RATE TERM FUND
BLACKSTONE STRATEGIC CREDIT FUND

By: Blackstone Liquid Credit Strategies LLC, its Investment Advisor

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Chief Compliance Officer, Chief Legal Counsel and Secretary

BLACKSTONE PRIVATE CREDIT FUND

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Chief Compliance Officer, Chief Legal Officer and Secretary

BLACKSTONE SECURED LENDING FUND

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

BLACKSTONE LIQUID CREDIT STRATEGIES LLC

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

ALLEGANY PARK CLO, LTD.

By: Blackstone CLO Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

BEECHWOOD PARK CLO, LTD.

By: Blackstone CLO Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

BLACKSTONE CLO MANAGEMENT LLC (MANAGEMENT SERIES)

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

BLACKSTONE IRELAND LIMITED

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

BLACKSTONE IRELAND FUND MANAGEMENT LIMITED

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

BLACKSTONE EUROPEAN SENIOR LOAN FUND

By: Blackstone Ireland Fund Management Limited, its Investment Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

BLACKSTONE / GSO GLOBAL DYNAMIC CREDIT MASTER FUND

By: Blackstone Ireland Fund Management Limited, its Investment Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

BLACKSTONE SECURED TRUST LTD

By: Blackstone Liquid Credit Strategies LLC, its Investment Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

BLACKSTONE US LOAN MASTER FUND

By: Blackstone Ireland Fund Management Limited, its Investment Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

BLACKSTONE SECURITIES PARTNERS L.P.

By:	/s/ Evan N. Clandorf
Name: Evan N. Clandorf
Title: Authorized Signatory

BLACKSTONE HPPI CLO FUND FCP-RAIF

By: Blackstone Liquid Credit Advisors I LLC, as Investment Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

BLACKSTONE HOLDINGS I L.P.

By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Christopher Striano
Name: Christopher Striano
Title: Authorized Signatory

BLACKSTONE HOLDINGS II L.P.

By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Christopher Striano
Name: Christopher Striano
Title: Authorized Signatory

BLACKSTONE HOLDINGS III L.P.

By: Blackstone Holdings III GP L.P., its general partner

By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ Christopher Striano
Name: Christopher Striano
Title: Authorized Signatory

BLACKSTONE HOLDINGS IV L.P.

By: Blackstone Holdings IV GP L.P., its general partner

By: Blackstone Holdings IV GP Management (Delaware) L.P., its general partner

By: Blackstone Holdings IV GP Management L.L.C., its general partner

By:	/s/ Christopher Striano
Name: Christopher Striano
Title: Authorized Signatory

BLACKSTONE HOLDINGS FINANCE CO. L.L.C.

By:	/s/ Christopher Striano
Name: Christopher Striano
Title: Authorized Signatory

BLACKSTONE MEZZANINE ADVISORS L.P.

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

BLACKSTONE TREASURY HOLDINGS II LLC

By:	/s/ Eric Liaw
Name: Eric Liaw
Title: Senior Managing Director, Treasurer

BLACKSTONE CLO OPPORTUNITY MASTER FUND LP

By: GSO CLO Opportunity Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

BOWMAN PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

BRISTOL PARK CLO, LTD

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

BSOF MASTER FUND L.P.

By: Blackstone Strategic Opportunity Associates L.L.C., its general partner

By:	/s/ Peter Koffler
Name: Peter Koffler
Title: Authorized Signatory

BSOF MASTER FUND II L.P.

By: Blackstone Strategic Opportunity Associates L.L.C., its general partner

By:	/s/ Peter Koffler
Name: Peter Koffler
Title: Authorized Signatory

BSOF PARALLEL MASTER FUND L.P.

By: Blackstone Strategic Opportunity Associates L.L.C., its general partner

By:	/s/ Peter Koffler
Name: Peter Koffler
Title: Authorized Signatory

BUCKHORN PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

BURNHAM PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its Collateral Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

BUTTERMILK PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

BCRED TWIN PEAKS LLC

By: Blackstone Private Credit Fund, its sole member

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

BCRED SIRIS PEAK FUNDING LLC

By: Blackstone Private Credit Fund, its sole member

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

BCRED DENALI PEAK FUNDING LLC

By: Blackstone Private Credit Fund, its sole member

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

BXC JADE TOPCO 1 LP

By: BXC Jade Associates LLC, its General Partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

BXC JADE TOPCO 2 LP

By: BXC Jade Associates LLC, its General Partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

BXC JADE TOPCO 3 LP

By: BXC Jade Associates LLC, its General Partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

BXC JADE TOPCO 4 LP

By: BXC Jade Associates LLC, its General Partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

CARYSFORT PARK CLO DAC

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

CASTLE PARK CLO DESIGNATED ACTIVITY COMPANY

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

CATSKILL PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

CAYUGA PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

CHENANGO PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

CIRRUS FUNDING 2018-1, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

CLARINDA PARK CLO DESIGNATED ACTIVITY COMPANY

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

CLONTARF PARK CLO DESIGNATED ACTIVITY COMPANY

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

COLE PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

COOK PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

CROSTHWAITE PARK CLO DESIGNATED ACTIVITY COMPANY

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

CUMBERLAND PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its Collateral Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

DARTRY PARK CLO DESIGNATED ACTIVITY COMPANY

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

DEER PARK CLO DAC

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

DEWOLF PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its Collateral Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

DIAMOND CLO 2018-1 LTD.

By: Blackstone Alternative Credit Advisors LP, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

DIAMOND CLO 2019-1 LTD.

By: Blackstone Alternative Credit Advisors LP, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

DORCHESTER PARK CLO DESIGNATED ACTIVITY COMPANY

By: Blackstone Liquid Credit Strategies LLC, its Collateral Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

DUNEDIN PARK CLO DESIGNATED ACTIVITY COMPANY

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

ELM PARK CLO DESIGNATED ACTIVITY COMPANY

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

EMERALD DIRECT LENDING 1 LIMITED PARTNERSHIP

By: Blackstone Alternative Credit Advisors LP, its Investment Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

EMERALD DIRECT LENDING 2 LIMITED PARTNERSHIP

By: Blackstone Alternative Credit Advisors LP, its Investment Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

EMERALD TOPCO LP

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

EMERSON PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its Collateral Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

FILLMORE PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its Collateral Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

G QCM SCSP

By: G QCM GP S.À R.L., its general partner

By:	/s/ Tony Whiteman
Name: Tony Whiteman
Title: Category A Manager

By:	/s/ Clodagh Brennan
Name: Clodagh Brennan
Title: Category B Manager

FLEET STREET AUTO 2020 LP

By: GSO Holdings I L.L.C., its General Partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

GILBERT PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its Collateral Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

GN LOAN FUND LP

By: Blackstone Alternative Credit Advisors LP, its Investment Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

GREENWOOD PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

GRIFFITH PARK CLO DESIGNATED ACTIVITY COMPANY

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

GRIPPEN PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

BLACKSTONE SENIOR FLOATING RATE OPPORTUNITY FUND LP

By: GSO SFRO Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

GSO AIGUILLE DES GRANDS MONTETS FUND I LP

By: Blackstone Alternative Credit Advisors LP, its attorney-in-fact

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

GSO AIGUILLE DES GRANDS MONTETS FUND II LP

By: Blackstone Alternative Credit Advisors LP, its attorney-in-fact

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

GSO AIGUILLE DES GRANDS MONTETS FUND III LP

By: Blackstone Alternative Credit Advisors LP, its attorney-in-fact

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

BLACKSTONE CREDIT BDC ADVISORS LLC

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

GSO BARRE DES ECRINS FUND I SCSP

By: GSO Barre Des Ecrins Associates GP S.À R.L., its general partner

By:	/s/ Tony Whiteman
Name: Tony Whiteman
Title: Category A Manager

By:	/s/ Clodagh Brennan
Name: Clodagh Brennan
Title: Category B Manager

GSO BARRE DES ECRINS FUND II SCSP

By: GSO Barre Des Ecrins Associates GP S.À R.L., its general partner

By:	/s/ Tony Whiteman
Name: Tony Whiteman
Title: Category A Manager

By:	/s/ Clodagh Brennan
Name: Clodagh Brennan
Title: Category B Manager

GSO BARRE DES ECRINS MASTER FUND SCSP

By: GSO Barre Des Ecrins Associates GP S.À R.L., its general partner

By:	/s/ Tony Whiteman
Name: Tony Whiteman
Title: Category A Manager

By:	/s/ Clodagh Brennan
Name: Clodagh Brennan
Title: Category B Manager

BLACKSTONE LIQUID CREDIT ADVISORS I LLC

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

BLACKSTONE LIQUID CREDIT ADVISORS II LLC

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

GSO CAPITAL OPPORTUNITIES FUND III LP

By: GSO Capital Opportunities Associates III LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

BLACKSTONE CAPITAL OPPORTUNITIES FUND IV LP

By: Blackstone Capital Opportunities Associates IV LP, its general partner

By: Blackstone Capital Opportunities Associates IV (Delaware) LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

BLACKSTONE ALTERNATIVE CREDIT ADVISORS LP

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

GSO CAPITAL SOLUTIONS FUND II LP

By: GSO Capital Solutions Associates II LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

GSO CAPITAL SOLUTIONS FUND III LP

By: GSO Capital Solutions Associates III LLP, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

GSO CHURCHILL PARTNERS LP

By: GSO Churchill Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

GSO CHURCHILL PARTNERS II LP

By: GSO Churchill Associates II LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

GSO COF III CO-INVESTMENT FUND LP

By: GSO COF III Co-Investment Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

BLACKSTONE COF IV CO-INVESTMENT FUND LP

By: GSO COF IV Co-Investment Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

GSO CO-INVESTMENT FUND-D LP

By: GSO Co-Investment Fund-D Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

GSO CREDIT ALPHA DIVERSIFIED ALTERNATIVES LP

By: GSO Credit Alpha Diversified Alternatives Associates LLC, its general partner

By: /s/ GSO Credit Alpha Associates II (Cayman) Ltd., its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

GSO CREDIT ALPHA FUND LP

By: GSO Credit Alpha Associates LLP, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

GSO CREDIT ALPHA FUND II LP

By: GSO Credit Alpha Associates II LLP, its general partner

By: GSO Credit Alpha Associates II (Cayman) Ltd., its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

GSO CREDIT-A PARTNERS LP

By: GSO Credit-A Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

GSO DIAMOND PORTFOLIO FUND LP

By: GSO Diamond Portfolio Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

GSO DIRECT LENDING FUND-D LP

By: GSO Direct Lending Fund-D Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

GSO ENERGY LENDING FUND-A ONSHORE LP

By: GSO Energy Lending Fund-A Onshore Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

GSO ENERGY LENDING FUND-A OVERSEAS LP

By: GSO Energy Lending Fund-A Overseas Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

GSO ENERGY PARTNERS-A LP

By: GSO Energy Partners-A Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

GSO ENERGY PARTNERS-B LP

By: GSO Energy Partners-B Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

GSO ENERGY PARTNERS-C LP

By: GSO Energy Partners-C Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

GSO ENERGY PARTNERS-C II LP

By: GSO Energy Partners-C Associates II LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

GSO ENERGY PARTNERS-D LP

By: GSO Energy Partners-D Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

GSO ENERGY PARTNERS-E LP

By: GSO Energy Partners-E Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

GSO ENERGY SELECT OPPORTUNITIES FUND LP

By: GSO Energy Partners-E Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

GSO ENERGY SELECT OPPORTUNITIES II FUND LP

By: GSO Energy Select Opportunities Associates II LP, its general partner

By: GSO Energy Select Opportunities Associates II (Delaware) LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

GSO EUROPEAN SENIOR DEBT FUND LP

By: GSO European Senior Debt Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

GSO EUROPEAN SENIOR DEBT FUND II LP

By: GSO European Senior Debt Associates II LP, its general partner

By: GSO European Senior Debt Associates II (Delaware) LLC, its managing member

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

GSO EUROPEAN SENIOR DEBT FUND II LEVERED EEA SCSP

By: GSO European Senior Debt Associates II (EEA) GP S.À R.L., its general partner

By:	/s/ Tony Whiteman
Name: Tony Whiteman
Title: Category A Manager

By:	/s/ Clodagh Brennan
Name: Clodagh Brennan
Title: Category B Manager

GSO EUROPEAN SENIOR DEBT FUND II EEA SCSP

By: GSO European Senior Debt Associates II (EEA) GP S.À R.L., its general partner

By:	/s/ Tony Whiteman
Name: Tony Whiteman
Title: Category A Manager

By:	/s/ Clodagh Brennan
Name: Clodagh Brennan
Title: Category B Manager

GSO HARRINGTON CREDIT ALPHA FUND L.P.

By: GSO Harrington Credit Alpha Associates L.L.C., its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

GSO JASMINE PARTNERS LP

By: GSO Jasmine Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

GSO ORCHID FUND LP

By: GSO Orchid Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

GSO PALMETTO OPPORTUNISTIC INVESTMENT PARTNERS LP

By: GSO Palmetto Opportunistic Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

GSO PALMETTO STRATEGIC PARTNERSHIP, L.P.

By: GSO Palmetto Capital Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

GSO RP HOLDINGS LP

By: GSO RP Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

GSO SJ PARTNERS LP

By: GSO SJ Partners Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

GSO SPECIAL SITUATIONS MASTER FUND LP

By: GSO Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

HARBOR PARK CLO, LTD.

By: Blackstone Ireland Limited, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

HARRIMAN PARK CLO, LTD.

By: Blackstone CLO Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

HOLLAND PARK CLO DESIGNATED ACTIVITY COMPANY

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

JAY PARK CLO, LTD.

By: Blackstone / GSO Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

LONG POINT PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

MAPLE PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

MARLAY PARK CLO DAC

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

MILLTOWN PARK CLO DESIGNATED ACTIVITY COMPANY

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

MARINO PARK CLO DAC

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

MYERS PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

NIAGARA PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

ORWELL PARK CLO DESIGNATED ACTIVITY COMPANY

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

PALMERSTON PARK CLO DESIGNATED ACTIVITY COMPANY

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

PHOENIX PARK CLO DESIGNATED ACTIVITY COMPANY

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

REESE PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

RICHMOND PARK CLO DESIGNATED ACTIVITY COMPANY

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

SEAPOINT PARK CLO DESIGNATED ACTIVITY COMPANY

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

SENECA PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

SORRENTO PARK CLO DESIGNATED ACTIVITY COMPANY

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

STRATUS CLO 2020-2, LTD.

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

SOUTHWICK PARK CLO, LTD.

By: Blackstone CLO Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

STEWART PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

SUTTON PARK CLO DESIGNATED ACTIVITY COMPANY

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

TACONIC PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

THACHER PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

THAYER PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

THOMPSON PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its Collateral Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

TREMAN PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

TRYON PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

TYMON PARK CLO DESIGNATED ACTIVITY COMPANY

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

VESEY PARK CLO DAC

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

WEBSTER PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

WESTCOTT PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

WILLOW PARK CLO DESIGNATED ACTIVITY COMPANY

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

TRYON PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

BLACKSTONE GREEN PRIVATE CREDIT FUND III (LUX) FEEDER SCSP

By: Blackstone Green Private Credit Associates III (LUX) GP S.À R.L., its general partner

By:	/s/ Tony Whiteman
Name: Tony Whiteman
Title: Category A Manager

By:	/s/ Clodagh Brennan
Name: Clodagh Brennan
Title: Category B Manager

BLACKSTONE GREEN PRIVATE CREDIT FUND III (LUX) SCSP

By: Blackstone Green Private Credit Associates III (LUX) GP S.À R.L., its general partner

By:	/s/ Tony Whiteman
Name: Tony Whiteman
Title: Category A Manager

By:	/s/ Clodagh Brennan
Name: Clodagh Brennan
Title: Category B Manager

BOYCE PARK CLO, LTD.

By: Blackstone CLO Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

NYACK PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

BETHPAGE PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

KING’S PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

CABINTEELY PARK CLO DAC

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

STRATUS CLO 2021-2, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

STRATUS CLO 2021-1, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

STRATUS CLO 2021-3, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

BASSWOOD PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

TALLMAN PARK CLO, LTD.

By: Blackstone CLO Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

WHETSTONE PARK CLO, LTD.

By: Blackstone CLO Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

WELLMAN PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

POINT AU ROCHE PARK CLO, LTD.

By: Blackstone CLO Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

ROCKLAND PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

ROCKFIELD PARK CLO DAC

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

PEACE PARK CLO, LTD.

By: Blackstone CLO Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

DILLON’S PARK CLO DAC

By:

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

OTRANTO PARK CLO DAC

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

BXC ARMADILLO CO-INVESTMENT FUND-D LP

By: BXC Armadillo Co-Investment Fund-D GP LLC,
as General Partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

BXC SPACE TOPCO LP

By: BXC Azul Associates LLC, its General Partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

BXC SAPPHIRE TOPCO LP

By: BXC Azul Associates LLC, its General Partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

BXC CYAN TOPCO LP

By: BXC Azul Associates LLC, its General Partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

BXC COBALT TOPCO LP

By: BXC Azul Associates LLC, its General Partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

BXC AEGEAN TOPCO LP

By: BXC Azul Associates LLC, its General Partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

BXC AZURE TOPCO LP

By: BXC Azul Associates LLC, its General Partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

BXC JADE TOPCO 5-B LP

By: BXC Jade Associates LLC, its General Partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

BXC JADE TOPCO 6-B LP

By: BXC Jade Associates LLC, its General Partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

BXC JADE TOPCO 7-B LP

By: BXC Jade Associates LLC, its General Partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

BXC JADE TOPCO 8-B LP

By: BXC Jade Associates LLC, its General Partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

BXC JADE TOPCO 9-B LP

By: BXC Jade Associates LLC, its General Partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

BXC JADE TOPCO 10-B LP

By: BXC Jade Associates LLC, its General Partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

BXC JADE SUPER TOPCO LP

By: BXC Jade Associates LLC, its General Partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

BXC AZUL SUPER TOPCO LP

By: BXC Azul Associates LLC, its General Partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

BX SHIPSTON SCSp

By: Blackstone Shipston Associates GP S.à r.l., its managing general partner

By:	/s/ Tony Whiteman
Name: Tony Whiteman
Title: Category A Manager

By:	/s/ Gabor Bermath
Name: Gabor Bernath
Title: Category B Manager

BX SHIPSTON I S.à r.l.

By:	/s/ Tony Whiteman
Name: Tony Whiteman
Title: Category A Manager

By:	/s/ Gabor Bermath
Name: Gabor Bernath
Title: Category B Manager

BX SHIPSTON DIRECT LENDING SCSp

By:	/s/ Tony Whiteman
Name: Tony Whiteman
Title: Category A Manager

By:	/s/ Gabor Bermath
Name: Gabor Bernath
Title: Category B Manager

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BLACKSTONE LIQUID CREDIT STRATEGIES LLC, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE LIQUID CREDIT STRATEGIES LLC

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of ALLEGANY PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

ALLEGANY PARK CLO, LTD.

By: Blackstone CLO Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BEECHWOOD PARK CLO, LTD. and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BEECHWOOD PARK CLO, LTD.

By: Blackstone CLO Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BLACKSTONE CLO MANAGEMENT LLC (MANAGEMENT SERIES), and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE CLO MANAGEMENT LLC (MANAGEMENT SERIES)

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BLACKSTONE IRELAND LIMITED, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE IRELAND LIMITED

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BLACKSTONE IRELAND FUND MANAGEMENT LIMITED, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE IRELAND FUND MANAGEMENT LIMITED

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BLACKSTONE EUROPEAN SENIOR LOAN FUND, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE EUROPEAN SENIOR LOAN FUND

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BLACKSTONE / GSO GLOBAL DYNAMIC CREDIT MASTER FUND, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE / GSO GLOBAL DYNAMIC CREDIT MASTER FUND

By: Blackstone Ireland Fund Management Limited, its Investment Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BLACKSTONE SECURED TRUST LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE SECURED TRUST LTD.

By: Blackstone Liquid Credit Strategies LLC, its Investment Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BLACKSTONE US LOAN MASTER FUND, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE US LOAN MASTER FUND

By: Blackstone Ireland Fund Management Limited, its Investment Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BLACKSTONE SECURITIES PARTNERS L.P., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE SECURITIES PARTNERS L.P.

By:	/s/ Evan N. Clandorf
Name: Evan N. Clandorf
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BLACKSTONE HOLDINGS I L.P., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE HOLDINGS I L.P.

By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Christopher Striano
Name: Christopher Striano
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BLACKSTONE HOLDINGS II L.P., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE HOLDINGS II L.P.

By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Christopher Striano
Name: Christopher Striano
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BLACKSTONE HOLDINGS III L.P., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE HOLDINGS III L.P.

By: Blackstone Holdings III GP L.P., its general partner

By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ Christopher Striano
Name: Christopher Striano
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BLACKSTONE HPPI CLO FUND FCP-RAIF, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE HPPI CLO FUND FCP-RAIF

By: Blackstone Liquid Credit Advisors I LLC, as Investment Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BLACKSTONE HOLDINGS IV L.P., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE HOLDINGS IV L.P.

By: Blackstone Holdings IV GP L.P., its general partner

By: Blackstone Holdings IV GP Management (Delaware) L.P., its general partner

By: Blackstone Holdings IV GP Management L.L.C., its general partner

By:	/s/ Christopher Striano
Name: Christopher Striano
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BLACKSTONE HOLDINGS FINANCE CO. L.L.C., of such entity, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE HOLDINGS FINANCE CO. L.L.C.

By:	/s/ Christopher Striano
Name: Christopher Striano
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BLACKSTONE MEZZANINE ADVISORS L.P. and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE MEZZANINE ADVISORS L.P.

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BLACKSTONE TREASURY HOLDINGS II LLC, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE TREASURY HOLDINGS II LLC

By:	/s/ Eric Liaw
Name: Eric Liaw
Title: Senior Managing Director, Treasurer

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BLACKSTONE CLO OPPORTUNITY MASTER FUND LP and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE CLO OPPORTUNITY MASTER FUND LP

By: GSO CLO Opportunity Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BOWMAN PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BOWMAN PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BRISTOL PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BRISTOL PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BSOF MASTER FUND L.P., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BSOF MASTER FUND L.P.

By: Blackstone Strategic Opportunity Associates L.L.C., its general partner

By:	/s/ Peter Koffler
Name: Peter Koffler
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BSOF MASTER FUND II L.P., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BSOF MASTER FUND II L.P.

By: Blackstone Strategic Opportunity Associates L.L.C., its general partner

By:	/s/ Peter Koffler
Name: Peter Koffler
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BSOF PARALLEL MASTER FUND L.P., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BSOF PARALLEL MASTER FUND L.P.

By: Blackstone Strategic Opportunity Associates L.L.C., its general partner

By:	/s/ Peter Koffler
Name: Peter Koffler
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BUCKHORN PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BUCKHORN PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BURNHAM PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BURNHAM PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its Collateral Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BUTTERMILK PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BUTTERMILK PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BCRED TWIN PEAKS LLC, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BCRED TWIN PEAKS LLC

By: Blackstone Private Credit Fund, its sole member

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BCRED SIRIS PEAK FUNDING LLC, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BCRED SIRIS PEAK FUNDING LLC

By: Blackstone Private Credit Fund, its sole member

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BCRED DENALI PEAK FUNDING LLC, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BCRED DENALI PEAK FUNDING LLC

By: Blackstone Private Credit Fund, its sole member

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BXC JADE TOPCO 1 LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BXC JADE TOPCO 1 LP

By: BXC Jade Associates LLC, its General Partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BXC JADE TOPCO 2 LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BXC JADE TOPCO 2 LP

By: BXC Jade Associates LLC, its General Partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BXC JADE TOPCO 3 LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BXC JADE TOPCO 3 LP

By: BXC Jade Associates LLC, its General Partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BXC JADE TOPCO 4 LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BXC JADE TOPCO 4 LP

By: BXC Jade Associates LLC, its General Partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of CARYSFORT PARK CLO DAC, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

CARYSFORT PARK CLO DAC

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of CASTLE PARK CLO DESIGNATED ACTIVITY COMPANY, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

CASTLE PARK CLO DESIGNATED ACTIVITY COMPANY

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of CATSKILL PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

CATSKILL PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of CAYUGA PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

CAYUGA PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of CHENANGO PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

CHENANGO PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of CIRRUS FUNDING 2018-1, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

CIRRUS FUNDING 2018-1, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of CLARINDA PARK CLO DESIGNATED ACTIVITY COMPANY, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

CLARINDA PARK CLO DESIGNATED ACTIVITY COMPANY

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of CLONTARF PARK CLO DESIGNATED ACTIVITY COMPANY, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

CLONTARF PARK CLO DESIGNATED ACTIVITY COMPANY

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of COLE PARK CLO, LTD. and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

COLE PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of COOK PARK CLO, LTD. and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

COOK PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of CROSTHWAITE PARK CLO DESIGNATED ACTIVITY COMPANY and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

CROSTHWAITE PARK CLO DESIGNATED ACTIVITY COMPANY

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of CUMBERLAND PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

CUMBERLAND PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its Collateral Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of DARTRY PARK CLO DESIGNATED ACTIVITY COMPANY, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

DARTRY PARK CLO DESIGNATED ACTIVITY COMPANY

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of DEER PARK CLO DAC, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

DEER PARK CLO DAC

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of DEWOLF PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

DEWOLF PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its Collateral Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of DIAMOND CLO 2018-1 LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

DIAMOND CLO 2018-1 LTD.

By: Blackstone Alternative Credit Advisors LP, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of DIAMOND CLO 2019-1 LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

DIAMOND CLO 2019-1 LTD.

By: Blackstone Alternative Credit Advisors LP, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of DORCHESTER PARK CLO DESIGNATED ACTIVITY COMPANY, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

DORCHESTER PARK CLO DESIGNATED ACTIVITY COMPANY

By: Blackstone Liquid Credit Strategies LLC, its Collateral Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of DUNEDIN PARK CLO DESIGNATED ACTIVITY COMPANY and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

DUNEDIN PARK CLO DESIGNATED ACTIVITY COMPANY

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of ELM PARK CLO DESIGNATED ACTIVITY COMPANY, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

ELM PARK CLO DESIGNATED ACTIVITY COMPANY

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of EMERALD DIRECT LENDING 1 LIMITED PARTNERSHIP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

EMERALD DIRECT LENDING 1 LIMITED PARTNERSHIP

By: Blackstone Alternative Credit Advisors LP, its Investment Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of EMERALD DIRECT LENDING 2 LIMITED PARTNERSHIP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

EMERALD DIRECT LENDING 2 LIMITED PARTNERSHIP

By: Blackstone Alternative Credit Advisors LP, its Investment Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of EMERALD TOPCO LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

EMERALD TOPCO LP

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of EMERSON PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

EMERSON PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its Collateral Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of FILLMORE PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

FILLMORE PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its Collateral Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of G QCM SCSP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

G QCM SCSP

By: G QCM GP S.À R.L., its general partner

By:	/s/ Tony Whiteman
Name: Tony Whiteman
Title: Category A Manager

By:	/s/ Clodagh Brennan
Name: Clodagh Brennan
Title: Category B Manager

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of FLEET STREET AUTO 2020 LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

By: GSO Holdings I L.L.C., its General Partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of GILBERT PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GILBERT PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its Collateral Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of GN LOAN FUND LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GN LOAN FUND LP

By: Blackstone Alternative Credit Advisors LP, its Investment Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of GREENWOOD PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GREENWOOD PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of GRIFFITH PARK CLO DESIGNATED ACTIVITY COMPANY, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

GRIFFITH PARK CLO DESIGNATED ACTIVITY COMPANY

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of GRIPPEN PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GRIPPEN PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BLACKSTONE SENIOR FLOATING RATE OPPORTUNITY FUND, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE SENIOR FLOATING RATE OPPORTUNITY FUND

By: GSO SFRO Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of GSO AIGUILLE DES GRANDS MONTETS FUND I LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO AIGUILLE DES GRANDS MONTETS FUND I LP

By: Blackstone Alternative Credit Advisors LP, its attorney-in-fact

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of GSO AIGUILLE DES GRANDS MONTETS FUND II LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO AIGUILLE DES GRANDS MONTETS FUND II LP

By: Blackstone Alternative Credit Advisors LP, its attorney-in-fact

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of GSO AIGUILLE DES GRANDS MONTETS FUND III LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO AIGUILLE DES GRANDS MONTETS FUND III LP

By: Blackstone Alternative Credit Advisors LP, its attorney-in-fact

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BLACKSTONE CREDIT BDC ADVISORS LLC, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE CREDIT BDC ADVISORS LLC

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of GSO BARRE DES ECRINS FUND I SCSP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO BARRE DES ECRINS FUND I SCSP

By: GSO BARRE DES ECRINS ASSOCIATES GP S.À R.L., its general partner

By:	/s/ Tony Whiteman
Name: Tony Whiteman
Title: Category A Manager

By:	/s/ Clodagh Brennan
Name: Clodagh Brennan
Title: Category B Manager

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of GSO BARRE DES ECRINS FUND II SCSP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO BARRE DES ECRINS FUND II SCSP

By: GSO BARRE DES ECRINS ASSOCIATES GP S.À R.L., its general partner

By:	/s/ Tony Whiteman
Name: Tony Whiteman
Title: Category A Manager

By:	/s/ Clodagh Brennan
Name: Clodagh Brennan
Title: Category B Manager

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of GSO BARRE DES ECRINS MASTER FUND SCSP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO BARRE DES ECRINS MASTER FUND SCSP

By: GSO BARRE DES ECRINS ASSOCIATES GP S.À R.L., its general partner

By:	/s/ Tony Whiteman
Name: Tony Whiteman
Title: Category A Manager

By:	/s/ Clodagh Brennan
Name: Clodagh Brennan
Title: Category B Manager

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BLACKSTONE LIQUID CREDIT ADVISORS I LLC, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE LIQUID CREDIT ADVISORS I LLC

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BLACKSTONE LIQUID CREDIT ADVISORS II LLC, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE LIQUID CREDIT ADVISORS II LLC

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of GSO CAPITAL OPPORTUNITIES FUND III LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO CAPITAL OPPORTUNITIES FUND III LP

By: GSO Capital Opportunities Associates III LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BLACKSTONE CAPITAL OPPORTUNITIES FUND IV LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE CAPITAL OPPORTUNITIES FUND IV LP

By: Blackstone Capital Opportunities Associates IV LP, its general partner

By: Blackstone Capital Opportunities Associates IV (Delaware) LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BLACKSTONE ALTERNATIVE CREDIT ADVISORS LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE ALTERNATIVE CREDIT ADVISORS LP

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of GSO CAPITAL SOLUTIONS FUND II LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO CAPITAL SOLUTIONS FUND II LP

By: GSO Capital Solutions Associates II LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of GSO CAPITAL SOLUTIONS FUND III LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO CAPITAL SOLUTIONS FUND III LP

By: GSO Capital Solutions Associates III LLP, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of GSO CHURCHILL PARTNERS LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO CHURCHILL PARTNERS LP

By: GSO Churchill Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of GSO CHURCHILL PARTNERS II LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO CHURCHILL PARTNERS II LP

By: GSO Churchill Associates II L.L.C., its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of GSO COF III CO-INVESTMENT FUND LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof; and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO COF III CO-INVESTMENT FUND LP

By: GSO COF III Co-Investment Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BLACKSTONE COF IV CO-INVESTMENT FUND LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof; and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE COF IV CO-INVESTMENT FUND LP

By: Blackstone COF IV Co-Investment Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of GSO CO-INVESTMENT FUND-D LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO CO-INVESTMENT FUND-D LP

By: GSO Co-Investment Fund-D Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of GSO CREDIT ALPHA DIVERSIFIED ALTERNATIVES LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO CREDIT ALPHA DIVERSIFIED ALTERNATIVES LP

By: GSO Credit Alpha Diversified Alternatives Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of GSO CREDIT ALPHA FUND LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO CREDIT ALPHA FUND LP

By: GSO Credit Alpha Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of GSO CREDIT ALPHA FUND II LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO CREDIT ALPHA FUND II LP

By: GSO Credit Alpha Associates II LLP, its general partner

By: GSO Credit Alpha Associates II (Cayman) Ltd., its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of GSO CREDIT-A PARTNERS LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO CREDIT-A PARTNERS LP

By: GSO Credit-A Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of GSO DIAMOND PORTFOLIO FUND LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO DIAMOND PORTFOLIO FUND LP

By: GSO Diamond Portfolio Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of GSO DIRECT LENDING FUND-D LP., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO DIRECT LENDING FUND-D LP

By: GSO Direct Lending Fund-D Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of GSO ENERGY LENDING FUND-A ONSHORE LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO ENERGY FUND-A ONSHORE LP

By: GSO Energy Lending Fund-A Onshore Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of GSO ENERGY LENDING FUND-A OVERSEAS LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO ENERGY FUND-A OVERSEAS LP

By: GSO Energy Lending Fund-A Overseas Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of GSO ENERGY PARTNERS-A LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO ENERGY PARTNERS-A LP

By: GSO Energy Partners-A Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of GSO ENERGY PARTNERS-B LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO ENERGY PARTNERS-B LP

By: GSO Energy Partners-B Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of GSO ENERGY PARTNERS-C LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO ENERGY PARTNERS-C LP

By: GSO Energy Partners-C Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of GSO ENERGY PARTNERS-C II LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO ENERGY PARTNERS-C II LP

By: GSO Energy Partners-C Associates II LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of GSO ENERGY PARTNERS-D LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO ENERGY PARTNERS-D LP

By: GSO Energy Partners-D Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of GSO ENERGY PARTNERS-E LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO ENERGY PARTNERS-E LP

By: GSO Energy Partners-E Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of GSO ENERGY SELECT OPPORTUNITIES FUND LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO ENERGY SELECT OPPORTUNITIES FUND LP

By: GSO Energy Partners-E Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of GSO ENERGY SELECT OPPORTUNITIES FUND II L.P., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO ENERGY SELECT OPPORTUNITIES FUND II L.P.

By: GSO Energy Select Opportunities Associates II LP, its general partner

By: GSO Energy Select Opportunities Associates II (Delaware) LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of GSO EUROPEAN SENIOR DEBT FUND LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO EUROPEAN SENIOR DEBT FUND LP

By: GSO European Senior Debt Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of GSO EUROPEAN SENIOR DEBT FUND II LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO EUROPEAN SENIOR DEBT FUND II LP

By: GSO European Senior Debt Associates II LP, its general partner

By: GSO European Senior Debt Associates II (Delaware) LLC, its managing member

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of GSO EUROPEAN SENIOR DEBT FUND II LEVERED EEA SCSP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO EUROPEAN SENIOR DEBT FUND II LEVERED EEA SCSP

By: GSO European Senior Debt Associates II (EEA) GP S.À R.L., its general partner

By:	/s/ Tony Whiteman
Name: Tony Whiteman
Title: Category A Manager

By:	/s/ Clodagh Brennan
Name: Clodagh Brennan
Title: Category B Manager

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of GSO EUROPEAN SENIOR DEBT FUND II EEA SCSP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO EUROPEAN SENIOR DEBT FUND II EEA SCSP

By: GSO European Senior Debt Associates II (EEA) GP S.À R.L., its general partner

By:	/s/ Tony Whiteman
Name: Tony Whiteman
Title: Category A Manager

By:	/s/ Clodagh Brennan
Name: Clodagh Brennan
Title: Category B Manager

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of GSO HARRINGTON CREDIT ALPHA FUND L.P., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO HARRINGTON CREDIT ALPHA FUND L.P.

By: GSO Harrington Credit Alpha Associates L.L.C., its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of GSO JASMINE PARTNERS LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO JASMINE PARTNERS LP

By: GSO Jasmine Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of GSO ORCHID FUND LP and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO ORCHID FUND LP

By: GSO Orchid Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of GSO PALMETTO OPPORTUNISTIC INVESTMENT PARTNERS, L.P, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO PALMETTO OPPORTUNISTIC INVESTMENT PARTNERS, L.P.

By: GSO Palmetto Opportunistic Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of GSO PALMETTO STRATEGIC PARTNERSHIP, L.P, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO PALMETTO STRATEGIC PARTNERSHIP, L.P.

By: GSO Palmetto Capital Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of GSO RP HOLDINGS LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO RP HOLDINGS LP

By: GSO RP Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of GSO SJ PARTNERS LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO SJ PARTNERS LP

By: GSO SJ Partners Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of GSO SPECIAL SITUATIONS MASTER FUND LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO SPECIAL SITUATIONS MASTER FUND LP

By: GSO Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of HARBOR PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

HARBOR PARK CLO, LTD.

By: Blackstone Ireland Limited, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of HARRIMAN PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

HARRIMAN PARK CLO, LTD.

By: Blackstone CLO Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of HOLLAND PARK CLO DESIGNATED ACTIVITY COMPANY., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

HOLLAND PARK CLO DESIGNATED ACTIVITY COMPANY

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of JAY PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

JAY PARK CLO, LTD.

By: Blackstone / GSO Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of LONG POINT PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

LONG POINT PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of MAPLE PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

MAPLE PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of MARLAY PARK CLO DAC, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

MARLAY PARK CLO DAC

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of MILLTOWN PARK CLO DESIGNATED ACTIVITY COMPANY, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

MILLTOWN PARK CLO DESIGNATED ACTIVITY COMPANY

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of MARINO PARK CLO DAC, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

MARINO PARK CLO DAC

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of MYERS PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

MYERS PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of NIAGARA PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

NIAGARA PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of ORWELL PARK CLO DESIGNATED ACTIVITY COMPANY, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

ORWELL PARK CLO DESIGNATED ACTIVITY COMPANY

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of PALMERSTON PARK CLO DESIGNATED ACTIVITY COMPANY, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

PALMERSTON PARK CLO DESIGNATED ACTIVITY COMPANY

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of PHOENIX PARK CLO DESIGNATED ACTIVITY COMPANY, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

PHOENIX PARK CLO DESIGNATED ACTIVITY COMPANY

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of RICHMOND PARK CLO DESIGNATED ACTIVITY COMPANY, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

RICHMOND PARK CLO DESIGNATED ACTIVITY COMPANY

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of REESE PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

REESE PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of SEAPOINT PARK CLO DESIGNATED ACTIVITY COMPANY, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

SEAPOINT PARK CLO DESIGNATED ACTIVITY COMPANY

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of SENECA PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

SENECA PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of SORRENTO PARK CLO DESIGNATED ACTIVITY COMPANY, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

SORRENTO PARK CLO DESIGNATED ACTIVITY COMPANY

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of SOUTHWICK PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

SOUTHWICK PARK CLO, LTD.

By: Blackstone CLO Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of STRATUS CLO 2020-2, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

Stratus CLO 2020-2, LTD

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of STEWART PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

STEWART PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of SUTTON PARK CLO DESIGNATED ACTIVITY COMPANY, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

SUTTON PARK CLO DESIGNATED ACTIVITY COMPANY

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of TACONIC PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

TACONIC PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of THACHER PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

THACHER PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of THAYER PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

THAYER PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of THOMPSON PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

THOMPSON PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its Collateral Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of TREMAN PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

TREMAN PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of TRYON PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

TRYON PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of TYMON PARK CLO DESIGNATED ACTIVITY COMPANY, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

TYMON PARK CLO DESIGNATED ACTIVITY COMPANY

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of VESEY PARK CLO DAC, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

VESEY PARK CLO DAC

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of WEBSTER PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

WEBSTER PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of WESTCOTT PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

WESTCOTT PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of WILLOW PARK CLO DESIGNATED ACTIVITY COMPANY, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

Signed by an authorized signatory of Blackstone Ireland Limited, solely in its capacity as collateral manager of

WILLOW PARK CLO DESIGNATED ACTIVITY COMPANY

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BLACKSTONE GREEN PRIVATE CREDIT FUND III (LUX) FEEDER SCSP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE GREEN PRIVATE CREDIT FUND III (LUX) SCSP

By: Blackstone Green Private Credit Associates III (LUX) GP S.À R.L., its general partner

By:	/s/ Tony Whiteman
Name: Tony Whiteman
Title: Category A Manager

By:	/s/ Clodagh Brennan
Name: Clodagh Brennan
Title: Category B Manager

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BLACKSTONE GREEN PRIVATE CREDIT FUND III (LUX) SCSP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE GREEN PRIVATE CREDIT FUND III (LUX) SCSP

By: Blackstone Green Private Credit Associates III (LUX) GP S.À R.L., its general partner

By:	/s/ Tony Whiteman
Name: Tony Whiteman
Title: Category A Manager

By:	/s/ Clodagh Brennan
Name: Clodagh Brennan
Title: Category B Manager

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BOYCE PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BOYCE PARK CLO, LTD.

By: Blackstone CLO Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of NYACK PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

NYACK PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BETHPAGE PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BETHPAGE PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of KING’S PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

KING’S PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of CABINTEELY PARK CLO DAC, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

SIGNED by an authorised signatory of
BLACKSTONE IRELAND LIMITED solely in its capacity as collateral manager of
Cabinteely Park CLO DAC

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of STRATUS CLO 2021-2, LTD.., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

STRATUS CLO 2021-2, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of STRATUS CLO 2021-1, LTD.., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

STRATUS CLO 2021-1, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of STRATUS CLO 2021-3, LTD.., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

STRATUS CLO 2021-3, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BASSWOOD PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BASSWOOD PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of TALLMAN PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

TALLMAN PARK CLO, LTD.

By: Blackstone CLO Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of WHETSTONE PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

WHETSTONE PARK CLO, LTD.

By: Blackstone CLO Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of WELLMAN PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

WELLMAN PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of POINT AU ROCHE PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

POINT AU ROCHE PARK CLO, LTD.

By: Blackstone CLO Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of ROCKLAND PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

ROCKLAND PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of ROCKFIELD PARK CLO DAC, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

SIGNED by an authorised signatory of
BLACKSTONE IRELAND LIMITED
solely in its capacity as collateral manager of
ROCKFIELD PARK CLO DAC

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of PEACE PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

PEACE PARK CLO, LTD.

By: Blackstone CLO Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of DILLON’S PARK CLO DAC., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

SIGNED by an authorised signatory of
BLACKSTONE IRELAND LIMITED
solely in its capacity as collateral manager of
DILLON’S PARK CLO DAC

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of OTRANTO PARK CLO DAC, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

SIGNED by an authorised signatory of
BLACKSTONE IRELAND LIMITED
solely in its capacity as collateral manager of
OTRANTO PARK CLO DAC

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BXC ARMADILLO CO-INVESTMENT FUND-D LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BXC ARMADILLO CO-INVESTMENT FUND-D LP

By: BXC Armadillo Co-Investment Fund-D GP LLC,
as General Partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BXC SPACE TOPCO LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BXC SPACE TOPCO LP

By: BXC Azul Associates LLC, its General Partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BXC SAPPHIRE TOPCO LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BXC SAPPHIRE TOPCO LP

By: BXC Azul Associates LLC, its General Partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BXC CYAN TOPCO LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BXC CYAN TOPCO LP

By: BXC Azul Associates LLC, its General Partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BXC COBALT TOPCO LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BXC COBALT TOPCO LP

By: BXC Azul Associates LLC, its General Partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BXC AEGEAN TOPCO LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BXC AEGEAN TOPCO LP

By: BXC Azul Associates LLC, its General Partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BXC AZURE TOPCO LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BXC AZURE TOPCO LP

By: BXC Azul Associates LLC, its General Partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BXC JADE TOPCO 5-B LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BXC JADE TOPCO 5-B LP

By: BXC Jade Associates LLC, its General Partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BXC JADE TOPCO 6-B LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BXC JADE TOPCO 6-B LP

By: BXC Jade Associates LLC, its General Partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BXC JADE TOPCO 7-B LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BXC JADE TOPCO 7-B LP

By: BXC Jade Associates LLC, its General Partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BXC JADE TOPCO 8-B LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BXC JADE TOPCO 8-B LP

By: BXC Jade Associates LLC, its General Partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BXC JADE TOPCO 9-B LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BXC JADE TOPCO 9-B LP

By: BXC Jade Associates LLC, its General Partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BXC JADE TOPCO 10-B LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BXC JADE TOPCO 10-B LP

By: BXC Jade Associates LLC, its General Partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BXC JADE SUPER TOPCO LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BXC JADE SUPER TOPCO LP

By: BXC Jade Associates LLC, its General Partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BXC AZUL SUPER TOPCO LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BXC AZUL SUPER TOPCO LP

By: BXC Azul Associates LLC, its General Partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BX SHIPSTON SCSP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BX SHIPSTON SCSP By: Blackstone Shipston Associates GP S.à r.l., its managing general partner

By:	/s/ Tony Whiteman
	Name:	Tony Whiteman
	Title:	Category A Manager

By:	/s/ Gabor Bernath
	Name:	Gabor Bernath
	Title:	Category B Manager

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BX SHIPSTON I S.A. R.L, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BX SHIPSTON I S.A. R.L

By:	/s/ Tony Whiteman
	Name:	Tony Whiteman
	Title:	Category A Manager

By:	/s/ Gabor Bernath
	Name:	Gabor Bernath
	Title:	Category B Manager

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated April 29, 2022 for and on behalf of BX SHIPSTON DIRECT LENDING SCSP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BX SHIPSTON DIRECT LENDING SCSP

By:	/s/ Tony Whiteman
	Name:	Tony Whiteman
	Title:	Category A Manager

By:	/s/ Gabor Bernath
	Name:	Gabor Bernath
	Title:	Category B Manager

APPENDIX A

Blackstone Credit Advisers

1.	BLACKSTONE CREDIT BDC ADVISORS LLC

2.	BLACKSTONE ALTERNATIVE CREDIT ADVISORS LP

3.	BLACKSTONE LIQUID CREDIT ADVISORS I LLC

4.	BLACKSTONE LIQUID CREDIT ADVISORS II LLC

5.	BLACKSTONE MEZZANINE ADVISORS L.P.

6.	BLACKSTONE LIQUID CREDIT STRATEGIES LLC

7.	BLACKSTONE CLO MANAGEMENT LLC (MANAGEMENT SERIES)

8.	BLACKSTONE IRELAND LIMITED

9.	BLACKSTONE IRELAND FUND MANAGEMENT LIMITED

Affiliated Proprietary Accounts

1.	BLACKSTONE SECURITIES PARTNERS L.P.

2.	BLACKSTONE HOLDINGS FINANCE CO, L.L.C.

3.	BLACKSTONE HOLDINGS I L.P.

4.	BLACKSTONE HOLDINGS II L.P.

5.	BLACKSTONE HOLDINGS III L.P.

6.	BLACKSTONE HOLDINGS IV L.P.

7.	BLACKSTONE TREASURY HOLDINGS II LLC

8.	BX SHIPSTON SCSP

9.	BX SHIPSTON I S.A R.L.

10.	BX SHIPSTON DIRECT LENDING SCSP

Existing Affiliated Funds

1.	G QCM SCSP

2.	GSO BARRE DES ECRINS FUND I SCSP

3.	GSO BARRE DES ECRINS FUND II SCSP

4.	GSO BARRE DES ECRINS MASTER FUND SCSP

5.	BSOF MASTER FUND II L.P.

6.	BSOF MASTER FUND L.P.

7.	BSOF PARALLEL MASTER FUND L.P.

8.	ALLEGANY PARK CLO, LTD.

9.	BEECHWOOD PARK CLO, LTD.

10.	BLACKSTONE EUROPEAN SENIOR LOAN FUND

11.	BLACKSTONE / GSO GLOBAL DYNAMIC CREDIT MASTER FUND

12.	BLACKSTONE SECURED TRUST LTD

13.	BLACKSTONE HPPI CLO FUND FCP-RAIF

14.	BLACKSTONE US LOAN MASTER FUND

15.	BLACKSTONE CLO OPPORTUNITY MASTER FUND LP

16.	BOWMAN PARK CLO, LTD.

17.	BRISTOL PARK CLO, LTD.

18.	BUCKHORN PARK CLO, LTD.

19.	BURNHAM PARK CLO, LTD.

20.	BUTTERMILK PARK CLO, LTD.

21.	BXC JADE TOPCO 1 LP

22.	BXC JADE TOPCO 2 LP

23.	BXC JADE TOPCO 3 LP

24.	BXC JADE TOPCO 4 LP

25.	CARYSFORT PARK CLO DAC

26.	CASTLE PARK CLO DESIGNATED ACTIVITY COMPANY

27.	CATSKILL PARK CLO, LTD.

28.	CAYUGA PARK CLO, LTD.

29.	CHENANGO PARK CLO, LTD.

30.	CIRRUS FUNDING 2018-1, LTD.

31.	CLARINDA PARK CLO DESIGNATED ACTIVITY COMPANY

32.	CLONTARF PARK CLO DESIGNATED ACTIVITY COMPANY

33.	COLE PARK CLO LIMITED

34.	COOK PARK CLO, LTD.

35.	CROSTHWAITE PARK CLO DESIGNATED ACTIVITY COMPANY

36.	CUMBERLAND PARK CLO, LTD.

37.	DARTRY PARK CLO DESIGNATED ACTIVITY COMPANY
38.	DEER PARK CLO DAC

39.	DEWOLF PARK CLO, LTD.

40.	DIAMOND CLO 2018-1 LTD.

41.	DIAMOND CLO 2019-1 LTD.

42.	DORCHESTER PARK CLO DESIGNATED ACTIVITY COMPANY

43.	DUNEDIN PARK CLO DESIGNATED ACTIVITY COMPANY

44.	ELM PARK CLO DESIGNATED ACTIVITY COMPANY

45.	EMERALD DIRECT LENDING 1 LIMITED PARTNERSHIP

46.	EMERALD DIRECT LENDING 2 LIMITED PARTNERSHIP

47.	EMERALD TOPCO LP

48.	EMERSON PARK CLO, LTD.

49.	FILLMORE PARK CLO, LTD.

50.	FLEET STREET AUTO 2020 LP

51.	GILBERT PARK CLO, LTD.

52.	GN LOAN FUND LP

53.	GREENWOOD PARK CLO, LTD.

54.	GRIFFITH PARK CLO DESIGNATED ACTIVITY COMPANY

55.	GRIPPEN PARK CLO, LTD.

56.	BLACKSTONE SENIOR FLOATING RATE OPPORTUNITY FUND LP

57.	GSO AIGUILLE DES GRANDS MONTETS FUND I LP

58.	GSO AIGUILLE DES GRANDS MONTETS FUND II LP

59.	GSO AIGUILLE DES GRANDS MONTETS FUND III LP

60.	GSO CAPITAL OPPORTUNITIES FUND III LP

61.	BLACKSTONE CAPITAL OPPORTUNITIES FUND IV LP

62.	GSO CAPITAL SOLUTIONS FUND II LP
63.	GSO CAPITAL SOLUTIONS FUND III LP

64.	GSO CHURCHILL PARTNERS II LP

65.	GSO CHURCHILL PARTNERS LP

66.	GSO COF III CO-INVESTMENT FUND LP

67.	BLACKSTONE COF IV CO-INVESTMENT FUND LP

68.	GSO CO-INVESTMENT FUND-D LP

69.	GSO CREDIT ALPHA DIVERSIFIED ALTERNATIVES LP

70.	GSO CREDIT ALPHA FUND II LP

71.	GSO CREDIT ALPHA FUND LP

72.	GSO CREDIT-A PARTNERS LP

73.	GSO DIAMOND PORTFOLIO FUND LP

74.	GSO DIRECT LENDING FUND-D LP

75.	GSO ENERGY LENDING FUND-A ONSHORE LP

76.	GSO ENERGY LENDING FUND-A OVERSEAS LP

77.	GSO ENERGY PARTNERS-A LP

78.	GSO ENERGY PARTNERS-B LP

79.	GSO ENERGY PARTNERS-C II LP

80.	GSO ENERGY PARTNERS-C LP

81.	GSO ENERGY PARTNERS-D LP

82.	GSO ENERGY PARTNERS-E LP

83.	GSO ENERGY SELECT OPPORTUNITIES FUND II LP

84.	GSO ENERGY SELECT OPPORTUNITIES FUND LP

85.	GSO EUROPEAN SENIOR DEBT FUND II LP

86.	GSO EUROPEAN SENIOR DEBT FUND LP

87.	GSO EUROPEAN SENIOR DEBT FUND II LEVERED EEA SCSP
88.	GSO EUROPEAN SENIOR DEBT FUND II EEA SCSP

89.	GSO HARRINGTON CREDIT ALPHA FUND L.P.

90.	GSO JASMINE PARTNERS LP

91.	GSO ORCHID FUND LP

92.	GSO PALMETTO OPPORTUNISTIC INVESTMENT PARTNERS LP

93.	GSO PALMETTO STRATEGIC PARTNERSHIP, L.P.

94.	GSO RP HOLDINGS LP

95.	GSO SJ PARTNERS LP

96.	GSO SPECIAL SITUATIONS MASTER FUND LP

97.	HARBOR PARK CLO, LTD.

98.	HARRIMAN PARK CLO, LTD.

99.	HOLLAND PARK CLO DESIGNATED ACTIVITY COMPANY

100.	JAY PARK CLO, LTD.

101.	LONG POINT PARK CLO, LTD.

102.	MAPLE PARK CLO, LTD.

103.	MARLAY PARK CLO DESIGNATED ACTIVITY COMPANY

104.	MARINO PARK CLO DAC

105.	MILLTOWN PARK CLO DESIGNATED ACTIVITY COMPANY

106.	MYERS PARK CLO, LTD.

107.	NIAGARA PARK CLO, LTD.

108.	ORWELL PARK CLO DESIGNATED ACTIVITY COMPANY

109.	PALMERSTON PARK CLO DESIGNATED ACTIVITY COMPANY

110.	PHOENIX PARK CLO DESIGNATED ACTIVITY COMPANY

111.	REESE PARK CLO, LTD.

112.	RICHMOND PARK CLO DESIGNATED ACTIVITY COMPANY

113.	SEAPOINT PARK CLO DESIGNATED ACTIVITY COMPANY

114.	SENECA PARK CLO, LTD.

115.	SORRENTO PARK CLO DESIGNATED ACTIVITY COMPANY

116.	SOUTHWICK PARK CLO, LTD.

117.	STRATUS CLO 2020-2, LTD.

118.	STEWART PARK CLO, LTD.

119.	SUTTON PARK CLO DESIGNATED ACTIVITY COMPANY

120.	TACONIC PARK CLO, LTD.

121.	THACHER PARK CLO, LTD.

122.	THAYER PARK CLO, LTD.

123.	THOMPSON PARK CLO, LTD.

124.	TREMAN PARK CLO, LTD.

125.	TRYON PARK CLO, LTD.

126.	TYMON PARK CLO DESIGNATED ACTIVITY COMPANY

127.	WEBSTER PARK CLO, LTD.

128.	WESTCOTT PARK CLO, LTD.

129.	WILLOW PARK CLO DESIGNATED ACTIVITY COMPANY

130.	VESEY PARK CLO DAC

131.	BLACKSTONE GREEN PRIVATE CREDIT FUND III (LUX) FEEDER SCSP

132.	BLACKSTONE GREEN PRIVATE CREDIT FUND III (LUX) SCSP

133.	BOYCE PARK CLO, LTD.

134.	NYACK PARK CLO, LTD.

135.	BETHPAGE PARK CLO, LTD.

136.	KING’S PARK CLO, LTD.

137.	CABINTEELY PARK CLO DAC

138.	STRATUS CLO 2021-2, LTD.

139.	STRATUS CLO 2021-1, LTD.

140.	STRATUS CLO 2021-3, LTD.

141.	BASSWOOD PARK CLO, LTD.

142.	TALLMAN PARK CLO, LTD.

143.	WHETSTONE PARK CLO, LTD.

144.	WELLMAN PARK CLO, LTD.

145.	POINT AU ROCHE PARK CLO, LTD.

146.	ROCKLAND PARK CLO, LTD.

147.	ROCKFIELD PARK CLO DAC

148.	PEACE PARK CLO, LTD.

149.	DILLON’S PARK CLO DAC

150.	OTRANTO PARK CLO DAC

151.	BXC ARMADILLO CO-INVESTMENT FUND-D LP

152.	BXC AZUL SUPER TOPCO LP

153.	BXC JADE SUPER TOPCO LP

154.	BXC SPACE TOPCO LP

155.	BXC SAPPHIRE TOPCO LP

156.	BXC CYAN TOPCO LP

157.	BXC COBALT TOPCO LP

158.	BXC AEGEAN TOPCO LP

159.	BXC AZURE TOPCO LP

160.	BXC JADE TOPCO 5-B LP

161.	BXC JADE TOPCO 6-B LP

162.	BXC JADE TOPCO 7-B LP

163.	BXC JADE TOPCO 8-B LP

164.	BXC JADE TOPCO 9-B LP

165.	BXC JADE TOPCO 10-B LP

APPENDIX B

Resolutions of the Boards of Trustees of Blackstone Floating Rate Enhanced Income Fund, Blackstone Long-Short Credit Income Fund, Blackstone Strategic Credit Fund, and Blackstone Senior Floating Rate Term Fund (each a “Fund”)

WHEREAS: The Boards deem it advisable and in the best interest of each Fund to file with the Securities and Exchange Commission (the “Commission”) an application to amend each Fund’s current Order of Exemption pursuant to Sections 17(d), 57(c) and 57(i) of the Investment Company Act, as amended (the “1940 Act”), and Rule 17d-1 promulgated thereunder (the “Application”), to permanently authorize participation in a follow-on investment opportunity in an issuer with affiliates that have no existing investment in the issuer, in accordance with the requirements provided by the Commission in Investment Company Act of 1940 Release No. 33837 (dated April 8, 2020); now therefore be it

RESOLVED: That the officers of each Fund be, and each of them hereby is, authorized and directed on behalf of each Fund and in its name to prepare, execute, and cause to be filed with the Commission the Application, and any further amendments thereto; and further

RESOLVED: That the officers of each Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution.

Adopted March 31, 2022

APPENDIX C

Resolutions of the Boards of Trustees of Blackstone Private Credit Fund and Blackstone Secured Lending Fund (each a “Fund”)

WHEREAS, the Boards deem it advisable and in the best interest of each Fund to file with the Securities and Exchange Commission (the “Commission”) an application to amend the Funds’ current Order of Exemption pursuant to Sections 17(d) and 57(i) of the Investment Company Act, as amended (the “1940 Act”), and Rule 17d-1 promulgated thereunder (the “Application”), to permanently authorize the participation in follow-on investments in an issuer with affiliates that have no existing investment in the issuer, in accordance with the requirements provided by the Commission in Investment Company Act of 1940 Release No. 33837 (dated April 8, 2020); now therefore be it

RESOLVED, that the officers of the Funds be, and each of them hereby is, authorized and directed on behalf of the Funds and in its name to prepare, execute, and cause to be filed with the Commission the Application, and any further amendments thereto; and further

RESOLVED, that the officers of the Funds be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution.

Adopted March 31, 2022